UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 2, 2021

Houlihan Lokey, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-37537	95-2770395
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10250 Constellation Blvd.

5th Floor

Los Angeles, California 90067

(Address of principal executive offices) (Zip Code)

310-788-5200

Registrant’s telephone number, including area code:

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.001	HLI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01.	Regulation FD Disclosure.

On August 2, 2021, Houlihan Lokey, Inc. (the “Company”) issued a press release announcing the transaction described in Item 8.01 of this Current Report on Form 8-K and an investor presentation that gives an overview of such transaction, each of which is posted on the Company’s website. Copies of the press release and the presentation are furnished as Exhibits 99.1 and 99.2, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

The information in Item 7.01 of this Current Report on Form 8-K, including the information contained in Exhibits 99.1 and 99.2, is being furnished to the Securities and Exchange Commission pursuant to Item 7.01, and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by a specific reference in such filing.

Item 8.01.	Other Information.

On August 2, 2021, the Company announced that it has entered into a definitive agreement, dated as of August 3, 2021 (local time in Tokyo) (the “Transaction Agreement”), pursuant to which the Company will commence a tender offer to acquire GCA Corporation, a corporation organized under the laws of Japan (TSE:2174) (“GCA”), for a total cash purchase price of approximately ¥65 billion, or approximately $591 million based on an assumed exchange rate of ¥110 per $1. Under the terms of the Transaction Agreement, the Company will commence a tender offer on August 4, 2021 in Tokyo to acquire all outstanding shares of GCA for ¥1,380 per share, or approximately $12.55 per share based on an assumed exchange rate of ¥110 per $1, in cash, in addition to all stock options of GCA (priced to net out applicable exercise prices). The purchase price represents a 31.3% premium to the closing stock price on August 2, 2021 of ¥1,051 per share and a 40.3% premium to the three-month simple average price.

The closing of the tender offer is subject to receiving certain regulatory approvals, and the tender to the Company of shares representing at least two-thirds of GCA’s fully diluted outstanding common stock. The tender offer is expected to close on October 4, 2021. Following the successful completion of the tender offer, it is expected that the Company will acquire all shares not tendered through a second-step at the same price. The transaction is expected to be financed with cash on the Company’s balance sheet.

Upon the completion of the transaction including the second-step, GCA will become a privately held company and shares of GCA’s common stock will no longer be listed on any public market.

The foregoing descriptions of the Transaction Agreement and the transactions contemplated thereby do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Transaction Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2021.

Item 9.01.	Financial Statements and Exhibits.

Exhibit	Description

99.1	Press Release dated August 2, 2021

99.2	Transaction Overview: GCA Corporation

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 2, 2021	Houlihan Lokey, Inc.

	By:	/s/ J. Lindsey Alley
Name: J. Lindsey Alley
Position: Chief Financial Officer